EXHIBIT 2.1
FOURTH AMENDMENT TO
SECURITIES PURCHASE AGREEMENT
This Fourth Amendment (this “Amendment”) to the Securities Purchase Agreement by and among the Company and the Purchasers dated as of May 3, 2007, as amended to date, is made as of December 31, 2008, by and among EasyLink Services International Corporation, a Delaware corporation (the “Company”), and each of the purchasers identified on the signature page hereto (each, a “Purchaser” and, collectively, the “Purchasers”).
W I T N E S S E T H:
WHEREAS, Internet Commerce Corporation, the Company’s predecessor, and the Purchasers have entered into a Securities Purchase Agreement, dated as of May 3, 2007, pursuant to which, among other things, the Purchasers agreed to purchase from the Company certain Notes, as the same was amended by the Amendment to Securities Purchase Agreement, dated as of August 20, 2007, the Consent and Release Agreement, dated as of October 24, 2007, the Second Amendment to Securities Purchase Agreement, dated as of December 18, 2007, and the Third Amendment to Securities Purchase Agreement, dated as of February 22, 2008 (as so amended, the “Purchase Agreement”); and
WHEREAS, pursuant to Section 4.11 of the Purchase Agreement, the Company may from time to time prepay and repurchase the Notes, all subject to the terms and conditions set forth in the Purchase Agreement; and
WHEREAS, the Company wishes to immediately prepay an amount of $12 million (the “First Prepayment Amount”) on the Notes, in consideration of an adjustment by the Purchasers of the financial covenant regarding the Company’s Recurring Revenue set forth in the Purchase Agreement as provided for in this Agreement; and
WHEREAS, the Company wishes to prepay an additional amount of between $30 and $35 million (the “Second Prepayment Amount”) on the Notes if it can secure additional funds in the form of debt to fund such prepayment; and
WHEREAS, as an accommodation to the Company, the Purchasers have agreed to the foregoing requests, subject in all respects, however, to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1. Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

2. Prepayment of Notes.
(a) Contemporaneously with the execution of this Amendment, the Company shall pay the First Prepayment Amount to the Purchasers, by wire transfer of immediately available funds to a bank account designated by the Purchasers in writing.
(b) Notwithstanding the provisions of Section 4.11 of the Purchase Agreement to the contrary, the parties hereby agree and acknowledge that the First Prepayment Amount shall be paid pro-rata to the Purchasers in respect of the principal amount of the Series A Notes, based upon the principal amount then outstanding of the Series A Notes, and shall be applied pro-rata to the repurchase of the Series A Notes.
(c) If on or before July 31, 2009, the Company shall have obtained on terms satisfactory to the Company funds sufficient to prepay the Second Prepayment Amount, the Company shall pay the Second Prepayment Amount to the Purchasers, by wire transfer of immediately available funds to a bank account designated by the Purchasers in writing.
(d) Notwithstanding the provisions of Section 4.11 of the Purchase Agreement to the contrary, the parties hereby agree and acknowledge that the Second Prepayment Amount shall be first paid pro-rata to the Purchasers in respect of the remaining principal amount of the Series A Notes, based upon the principal amount then outstanding of the Series A Notes, and then shall be applied pro-rata to the repurchase of the Series B Notes.
(e) The Purchasers hereby waive any rights to any prepayment or repurchase penalties pursuant to Sections 4.6(d) and 4.11 of the Purchase Agreement or Section 3(c) of the Notes with respect to the transactions contemplated under this Section 2.
3. Adjustment of Recurring Revenue Financial Covenant. Section 4.14(a) of the Purchase Agreement is amended to read as follows:
“(a) As of the end of each fiscal quarter, the Company’s Recurring Revenues for such fiscal quarter shall be at least $22,500,000; provided, however that the requirements of this Section 4.14(a) shall not apply to the fiscal quarter ended January 31, 2009 or the fiscal quarter ended April 30, 2009.”
4. Conditions Precedent. The effectiveness of the provisions of Section 3 above is subject to the following conditions precedent:
(a) The Company shall have paid to the Purchasers the First Prepayment Amount as set forth in Section 2(a) above.
(b) The Company shall have paid or reimbursed the Purchasers for all costs and expenses pursuant to Section 8 hereof.
(c) The representations and warranties contained in Section 6 hereof shall be true and correct in all respects.

5. No Other Changes to Transaction Documents; Transaction Documents Remain in Full Force and Effect. Except as explicitly set forth in this Amendment, all of the terms and conditions of the Purchase Agreement and the other Transaction Documents shall remain unchanged and in full force and effect.
6. Representations and Warranties. The Company hereby represents and warrants to the Purchasers as follows:
(a) The Company has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.
(b) The execution, delivery and performance by the Company of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate, in any material respect, any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Company, or the certificate of incorporation or bylaws of the Company, or (iii) result, in any material respect, in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which its properties may be bound or affected.
(c) All of the representations and warranties contained in Section 3.1(b), (c), (d) and (e) of the Purchase Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.
7. No Waiver. Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Purchase Agreement or any of the other Transaction Documents, and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto. Except as expressly stated herein, the Purchasers reserve all rights, privileges and remedies under the Purchase Agreement and the other Transaction Documents.
8. Costs and Expenses. The Company shall pay or reimburse the Purchasers on demand for all costs and expenses incurred by the Purchasers in connection with the negotiation, execution and delivery of this Amendment, including without limitation all fees and disbursements of legal counsel.
9. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument. Photocopied and facsimiled signatures hereto shall be valid and binding.
10. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Purchasers and their successors and assigns.

11. Further Assurance. The Company hereby agrees, from time to time, as and when requested by the Purchasers, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Purchasers may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment.
12. Governing Law; Jurisdiction; Waiver of Jury Trial. This Amendment and all matters arising out of or related to this Amendment shall be construed and enforced in accordance with, and governed by, the laws of the State of New York without regard to its conflict of law principles (other than Section 5-1401 of the General Obligations Law of the State of New York). Any judicial proceeding brought against either of the parties hereto with respect to this Amendment shall be brought in the United States District Court for the Southern District of New York sitting in New York County or the Commercial Division, Civil Branch of the Supreme Court of the State of New York sitting in New York County and any appellate court from any thereof, irrespective of where such party may be located at the time of such proceeding, and by execution and delivery of this Amendment, each of the parties hereto hereby consents to the exclusive jurisdiction of such courts and waives any defense or opposition to such jurisdiction. This Amendment, together with the Purchase Agreement and the other Transaction Documents, contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
13. Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.
14. Release. The Company hereby forever releases, discharges and acquits the Purchasers and any of their present, former or future representatives, successors, heirs, assigns, executors, administrators, and any of their present, former or future agents, principals, trustees, insurers and reinsurers, representatives or any of them and their lawyers, and all persons acting by, through or under or in concert with them, or any of them, from any and all manner of action or actions, cause or causes of action, whether class, derivative or individual in nature, in law or in equity, suits, debts, liens, contracts, agreements, promises, liabilities, claims, demands, damages, lawsuits, costs or expenses of any kind or nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, that it has or may have as of the date of the execution of this Amendment in connection with the Purchase Agreement and the other Transaction Documents (other than this Amendment).

15. Negotiations. The Company stipulates and agrees that this Amendment is a product of and results from arms-length negotiations between the parties and that neither the Purchasers nor any other party has exerted or attempted to exert improper or unlawful pressure in connection with the execution or delivery of this Amendment. Without in any way limiting the foregoing, each of the parties hereto stipulates and agrees that at all times during the course of the negotiations surrounding the execution and delivery of this Amendment, such party has, to the extent deemed necessary or advisable in its sole discretion, been advised and assisted by competent counsel of its own choosing, and that counsel has been present and actively participated in the negotiations surrounding this Amendment.
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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.
COMPANY:
EASYLINK SERVICES INTERNATIONAL CORPORATION

By:	/s/ Glen E. Shipley
	Name:	Glen E. Shipley
	Title:	Chief Financial Officer

PURCHASERS:
YORK CAPITAL MANAGEMENT, L.P.
By: Dinan Management, LLC, its general partner

By:	/s/ Daniel A. Schwartz
	Name:	Daniel A. Schwartz
	Title:	Member

YORK INVESTMENT LIMITED
By: York Offshore Holdings, Ltd., its investment
manager

By:	/s/ Daniel A. Schwartz
	Name:	Daniel A. Schwartz
	Title:	Member

YORK SELECT, L.P.
By: York Select Domestic Holdings, LLC, its general
partner

By:	/s/ Daniel A. Schwartz
	Name:	Daniel A. Schwartz
	Title:	Member

YORK SELECT UNIT TRUST
By: York Select Offshore Holdings, LLC, its
investment manager

By:	/s/ Daniel A. Schwartz
	Name:	Daniel A. Schwartz
	Title:	Member

YORK CREDIT OPPORTUNITIES FUND, L.P.
By: York Credit Opportunities Domestic Holdings, LLC,
its general partner

By:	/s/ Daniel A. Schwartz
	Name:	Daniel A. Schwartz
	Title:	Member